Exhibit 14.1 - Code of Conduct and Ethics

FIRST COMMONWEALTH FINANCIAL CORPORATION CODE OF CONDUCT AND ETHICS
I.	INTRODUCTION

	A.	SUMMARY

It is the policy of First Commonwealth Financial Corporation ("FCFC") and each of its affiliates (collectively, the "Corporation") that, at all times, directors and employees shall adhere to and obey laws, rules, and regulations of local, state, and Federal authorities applicable to the business of the Corporation and its affiliates and to maintain the highest standards of professional and ethical conduct which is essential in preserving the Corporation's integrity to the shareholders and the community we serve.1

	B.	RESPONSIBILITY

It is the responsibility of the Governance Committee to set the standards of ethical business practices, and for all directors and employees to see that they perform up to that standard. The Governance Committee has designated the responsibility for the day-to-day coordination and compliance monitoring to the Chief Risk Officer. Each current director and employee will be required to read or review this Code of Conduct and Ethics (the "Code") upon its adoption by the Corporation and certify, in writing, that he or she understands his or her responsibility to comply with the guidelines and provisions set forth herein. Thereafter, each new employee will also be given a copy of the Code and will be required to certify in writing, that he or she also understands his or her responsibility to comply with the guidelines and provisions set forth within this Code.

1  An employee means an officer or employee of the Corporation and it includes executive officers, unless otherwise stated.  Certain parts of this Code of Conduct and Ethics may apply specifically to "Executive Officers", and are so indicated.  "Executive Officer" means a member of the Corporation's management so designated by resolution of the Board of the Corporation.

C.	LEGAL AND ETHICAL STANDARDS

The maintenance of extremely high standards of honesty, integrity, impartiality and conduct is essential to assure the proper performance of the Corporation's business and the maintenance of the public's trust. The preservation of that trust and of the Corporation's reputation requires close observance of these standards on the part of the Corporation's directors and employees.

Also, employees and directors of the Corporation should be alerted about the Federal Bank Bribery Law, 18 U.S.C. Section 215, which provides that whoever;

(i)

"corruptly gives, offers or promises anything of value to any person, with intent to influence or reward a director, employee, agent, or attorney of a financial institution in connection with any business or transaction of such institution; or

(ii)

as a director, employee, agent, or attorney of a financial institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution, shall be [guilty of an offense]"

There are certain exceptions to the above rule concerning the receipt of gifts. Please refer to Section III of this Code.

The Corporation requires that its directors, employees, and other representatives avoid possible misconduct and conflicts of interest through informed judgment and careful regard for the standards of conduct and responsibilities set forth. In all situations including those where there are no applicable legal principles or the law is unclear or in conflict, the

Corporation's directors and employees are expected to conduct themselves in such a manner that can be supported by the Corporation and to exercise good judgment in the discharge of their responsibilities.

Compliance with the Code will be the responsibility of every representative of the Corporation.

The needs of the community are to be given consideration in making business decisions.

II.	CONFLICTS OF INTEREST

	A.	CORPORATE POLICY

It is the policy of the Corporation that all directors, employees, and other representatives must avoid potential conflicts of interest. A potential conflict exists whenever a director, employee or other representative has an outside interest - direct or indirect - which conflicts with the individual's duty to the Corporation or adversely affects the individual's judgment in the discharge of his or her responsibilities at the Corporation. The appearance of a conflict of interest may be just as damaging to the Corporation's reputation as a real conflict.

Employees and directors are prohibited from self-dealing or otherwise trading on their positions with the Corporation or participating in a business opportunity not available to other persons or that is made available because of such official's position with the Corporation.

The Corporation's name is not to be used as leverage by directors or employees to enhance their own opportunities when dealing with others in their political, investment, or retail purchasing activities.

B.	LENDING RELATIONSHIPS

It is the position of the bank that lending services be available to serve the legitimate and deserving credit needs of all clients on an equal basis. Loan terms and conditions shall be based upon a client's credit-worthiness.

C.	PROHIBITED LENDING PRACTICE

Lending officers are not permitted to process loan applications or to extend credit to members of their immediate family. Immediate family is defined as spouses, parents, children, and/or siblings. Any such loan application must be referred to another lending officer.

Extending credit to companies in which the lending officer has an interest as a director, officer, controlling person, or partner, or in which a member of the lending officer's immediate family has such an interest is not permitted.

It shall be unlawful for FCFC, directly or indirectly, including through any subsidiary to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit in the form of a personal loan to or for any director or executive officer of FCFC unless permitted by law. An extension of credit maintained by FCFC on July 31, 2002 shall not be subject to this provision provided that there is no material modification to any term of any such extension of credit, or any renewal of any such extension of credit on or after that date. Provided, however, that this restriction does not apply to any loan made or maintained by First Commonwealth Bank and First Commonwealth Trust Company (each a "Subsidiary Bank" and collectively, the "Subsidiary Banks"), if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act. Loans from a Subsidiary Bank are further subject to the provisions of the FDIC's regulations set forth in 12 C.F.R. 337.3,

Regulation O, 12 C.F.R. 563.43, the Subsidiary Bank's Lending Policy, and other applicable provisions of law, and incorporated herein by reference.

D.	OUTSIDE EMPLOYMENT

Outside employment may not be undertaken without prior written permission from the Human Resources Department or Chief Executive Officer ("CEO") of the employee's employer. Full-time employees should carefully scrutinize outside employment, including the performance of any services for compensation, to avoid potential conflicts of interest and excessive demands on one's time. Outside employment may not be undertaken or continued if objected to by the CEO of the employee's employer, Human Resources Department or the Governance Committee on the grounds that such outside employment interferes with the job performance or has the appearance of a conflict of interest with the Corporation.

E.	PARTICIPATION IN PUBLIC AFFAIRS

It is the philosophy of the Corporation to encourage on the part of its employees a full awareness and interest in civic and political responsibility. Each employee shall have the opportunity to support community activities or the political process, as he or she desires.

Voluntary efforts for civic activities normally take place outside of regular business hours. If voluntary work requires Corporation time, prior approval must be obtained from the CEO of the employee's employer or Human Resources Department.

F.	CORPORATE DIRECTORSHIP, PUBLIC OFFICERS, COMMISSIONS

Directors and employees must be constantly aware when considering election or appointment to corporate boards, public offices, or commissions, that serving in such capacity will not place them in a position where a potential conflict of interest may exist. No director may serve on any other public company boards unless such service is approved by the Board.

G.	POLITICAL ACTIVITIES

It is illegal to use Corporation funds for the purpose of making contributions or expenditures in connection with elections to any local, state and federal office. However, the Federal Elections Commission does permit the use of Corporation funds and assets for limited political purposes, such as: establishing political action committees and implementing non-partisan voter registration or "get-out-the-vote" campaigns.

H.	ACCURACY OF RECORDS

Employees shall always adhere to established accounting rules and audit controls. All records shall accurately reflect transactions in a timely manner. Incorrect or misleading entries shall be corrected immediately.

Falsification of records or transactions shall be grounds
for termination.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful for any director or officer of the Corporation or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Corporation's financial statements for the purpose of rendering such financial statements materially misleading.

III.	CORPORATE OPPORTUNITIES

	A.	RECEIPT OF GIFTS

The Corporation expects all directors and employees to render efficient and courteous service to its clients at all times without expectation of reward from its clients.

There is nothing wrong with having personal friendships with representatives of those companies with whom we do business. However, this cannot be permitted to extend to the giving or receiving of gifts that could possibly influence the decisions made on behalf of the Corporation.

It is therefore against Corporate policy for any employee or director to accept from any company or representative of those doing or seeking to do business with us any gifts of value (For example: cash, merchandise, gift certificates, weekend or vacation trips) that would influence them from making the best decision for the benefit of the Corporation. This means returning any such gifts which may be delivered to their home or office.

It is the responsibility of the employee or director to evaluate the intent of the gift. No matter what the value of the gift, if the employee or director feels the client is trying to influence his or her decisions, the gift should not be accepted.

Specifically, no director, employee, agent, or attorney should:

		i.	Solicit for themselves or a third party other than for the Corporation anything of value from anyone in return for any business, service, or information; and

ii.	Accept anything of value other than regular authorized compensation from anyone in connection with the business of the Corporation, either before or after any business dealings occur.

Gifts are considered harmless if:

(a)	They are based on a family relationship;
(b)	They are benefits or awards that might be bestowed on any member of the public;
(c)	The benefit was a type that the Corporation would have paid for had the giver not done so, such as business meals or traditional holiday gifts; or
(d)	They are valued at $300 or less.

However, there may be from time to time, situations that arise where an employee or director of the Corporation is offered a gift of value in excess of $300 in the normal course of doing business that is in the best interest of the Corporation (e.g. golf outings, business meals or overnight seminars to further the employees knowledge of the product and/or industry in which the Corporation may want to do business), but may give the appearance of influencing the employees decision. It is the policy of the Corporation that any gift over $300 offered to an employee or director must be reported by the employee to the CEO of the employee's employer, or, in the case of a director, to the Chairman of the Board. Individual gifts aggregating $300 or more from one source in any calendar year are also subject to this reporting requirement. The CEO will review the proposed gift and if he or she determines that the acceptance of the gift is in the best interest of the Corporation, written approval will be given. (See Exhibit A for a copy of the "Written Approval" form.) However, if the CEO feels that it is not in the best interest of the Corporation, the gift will not be accepted.

There may be situations where an employee may have to accept a gift prior to obtaining the CEO's approval. Upon returning to the Corporation, it is the responsibility of the employee to obtain the CEO's after-the-fact written approval of the gift. However, if the CEO feels that it is not in the best interest of the Corporation, the gift will be returned or appropriate reimbursement will be made.

Copies of these written approvals will be forwarded to the Chief Risk Officer of the Corporation for review.

	B.	PREFERENTIAL TREATMENT

No director or employee shall acquire or appropriate to his own personal use any Corporate property, service, or profit opportunity on the basis of or under situations not available to members of the public.

IV.	CONFIDENTIALITY

A.

The confidential relationship between the Corporation and its clients is a fundamental principle of the financial services business, which has long been recognized by the statutes and court decisions. It is essential that every director and employee maintain this relationship at all times.

B.

The Corporation is entrusted with important information about individuals and businesses. A violation of this trust is a serious matter. Furthermore, the Corporation is legally obliged under regulations promulgated pursuant to the Gramm-Leach-Bliley Act of 1999 to protect the privacy of a client's personal financial information. Therefore, employees are authorized to access client information only when they have a reasonable business need for the information. The privacy practices of the Corporation are set out more fully in the Privacy Policy, which is circulated, to our employees, clients and members of the public, and is incorporated herein by reference.

V.	FAIR DEALING

INTRODUCTION

Each employee must endeavor to deal fairly with the Corporation's clients, suppliers, competitors and other employees. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material fact, or any other unfair-dealing practice.2  More specific discussion follows:

	A.	RELATIONSHIP WITH COMPETITORS

The antitrust laws are intended to preserve and foster the American economic system of free enterprise by assuring energetic but fair competition among business firms and to prevent business activity that results in undue or unfair restraint or competition, the formation of monopolies, and various undesirable business practices.

In providing its full range of financial services, the Corporation engages in vigorous, yet fair and open competition. All of the directors and employees are expected to observe the highest standards of ethical conduct in relationships with competitors. It is the Corporation's policy to emphasize the quality and competence of services and staff rather than criticize those of competitors.

Directors and employees of the Corporation are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of the Corporation which have not have been disclosed generally to the public.

2  Adapted from the Report of the NYSE Corporate Accountability and Listing Standards Committee as submitted to the NYSE Board of Directors on June 6, 2002 (page 21), and from the Commentary to the Corporate Governance Rules Proposals submitted to the SEC by the NYSE on August 16, 2002.

No director or employee shall engage in any activity which competes with the Corporation.

B.	RELATIONSHIP WITH CLIENTS

Employees shall act in a professional manner at all times when representing the Corporation. In dealing with the Corporation's clients, employees shall use prudent judgment and exercise good faith. Employees shall avoid situations that would generate a conflict of interest. Transactions with clients shall always be conducted at "arms length".

C.	TIE-INS AND EXECUTIVE DEALINGS

Antitrust laws require that the Corporation may not extend credit, lease or sell property or furnish any of its services to any entity not available to all other qualifying applicants.

The Corporation's personnel must be alert to recognize situations, transactions, and activities actually or potentially affected by antitrust laws.

Each employee will be expected to monitor his personal conduct so as not to bring discredit to the Corporation. As such, overdrafts of employee checking accounts and past due loan payments will not be tolerated. In addition, each employee shall conduct him or her self while at or away from the Corporation in such a manner so as not to bring discredit to them or to the Corporation.

Individuals should refer promptly any questionable matters for guidance and resolution to the Corporation's Chief Risk Officer.

VI.	PROTECTION AND PROPER USE OF CORPORATION'S ASSETS

Employees have a duty to protect and conserve Corporation property and to ensure its use for proper purposes. Employees of the Corporation are to take care of and have a responsibility to safeguard the property of the Corporation within reason. However, at no time is an employee to put his/her person at risk to safeguard Corporation property.

VII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is the policy of the Corporation that it and its directors and employees comply with both the letter and the spirit of the federal and state laws and regulations that govern their respective activities. All operating policies, procedures and forms used to conduct the Corporation's business shall be in conformity with applicable federal and state laws and regulations.

VIII.	ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

	A.	Good Faith Reporting of Wrongdoing

Employees of the Corporation are protected, to the extent provided by law, against retaliation by the Corporation when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or the Corporation itself, regarding conduct which the employee reasonably believes relates to fraud against the Corporation's shareholders. Furthermore, the Subsidiary Banks are subject to and the employees are protected by Section 33(a) Depository Institution Employee Protection Remedy, of the Federal Deposit Insurance Act (12 U.S.C. 1831j, as amended), (the "Act"), which is commonly known as "Whistleblower Protections".  Employees shall not be discharged, threatened, or otherwise discriminated or retaliated against regarding their compensation, terms, conditions, location or privileges of employment because they, or a person acting on their behalf, make a good faith report or are about to report verbally or in writing to the Corporation or an appropriate authority an instance of wrongdoing.

(i)

"Good faith report" shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

(ii)

"Wrongdoing" shall mean a violation, which is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code of Conduct and Ethics designed to protect the interests of the public or the Corporation.

All reports of alleged wrongdoings should be submitted by employees, in writing, to Global Compliance Services, a Third Party Service Provider contracted by FCFC to independently receive the allegations, at Ethics Line, PMB 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277 or by phone at (866) 824-7836.  Global Compliance Services will forward all of the reports of alleged wrongdoings to the Chairman of the Audit Committee.   The Chairman of the Audit Committee or his designees will review the alleged wrongdoings and will make a determination as to the best course of action.  The Chairman of the Audit Committee or his designees will make a determination to either contract with an outside Investigation Agency or have a review performed internally by the Governance Committee or any other individuals or Group that the Chairman of the Audit Committee deems appropriate.  The Chairman of the Audit Committee or his designees may discuss the allegations with the Corporation's Human Resources Department, General Counsel, Chief Internal Auditor or other individuals to properly conduct an investigation.   They may also arrange a meeting with the individual alleging the wrongdoing. In addition, the individual for which the wrongdoing was alleged may also be interviewed.

Upon considering all the necessary facts, the Chairman of the Audit Committee or his designees shall render a written decision, response or explanation as expeditiously as possible.

B.	Directors Submission of Good Faith Reports of Wrongdoing

Directors may submit any good faith reports of wrongdoing in writing to the Chairman of the Governance Committee. A thorough investigation will be undertaken by the Governance Committee or its designee and appropriate action taken.

C.	Request for Waivers

All requests for waiver of a provision of this Code should be submitted, in writing, to the Chief Risk Officer.

The Chief Risk Officer will forward all requests made by directors or executive officers to the Governance Committee for determination if the waiver should be made. The Governance Committee, in consultation with General Counsel or such external legal counsel as they deem appropriate, shall render a written decision, response or explanation and submit it to the Board for ratification.

If the request under consideration relates to an employee that is not an executive officer, the determination shall be made by the Chief Risk Officer in consultation with General Counsel or such external legal counsel as the Senior Vice President, Risk Management deems appropriate.

D.	Document Retention

All documentation supporting the decisions concerning alleged wrongdoings and waivers will be forwarded to the Human Resources Department for filing and retention. These files shall be available to Internal Audit Services.

E.	Reporting

On a quarterly basis the Chief Risk Officer will present to the Governance Committee a summary report of all alleged wrongdoings, the status of any investigation or decisions rendered, waiver requests made and their status.

F.	Accounting or Auditing Matters

All reports of questionable accounting, internal accounting controls, or auditing matters should be submitted by employees, in writing, to Global Compliance Services, a Third Party Service Provider contracted by FCFC to independently receive the allegations, at Ethics Line, PMB 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277 or by phone at (866) 824-7836.  Regarding accounting and auditing matters, they may be submitted anonymously and will be kept confidential (See footnote 3 regarding the definition of confidential.) 3  Global Compliance Services will forward all of the reports of questionable accounting, internal accounting controls, or auditing matters to the Chairman of the Audit Committee.  The Chairman of the Audit Committee or his designees will review the reports of questionable accounting, internal accounting controls, or auditing matters and will make a determination as to the best course of action.  The Chairman of the Audit Committee or his designees will make a determination to either contract with an outside Investigation Agency or have a review performed internally.

Upon considering all the necessary facts, the Chairman of the Audit Committee shall render a written decision, response or explanation as expeditiously as possible.

G.	Any Employee who violates a provision of this Code is subject to applicable disciplinary action up to and including termination.

3 Confidential "refers to taking all reasonable measures to protect the name of the complainant who has filed a report concerning questionable accounting or auditing matters".  The identity of the person providing the information, which initiated the investigative audit, will not be disclosed unless the disclosure is to a law enforcement agency which is conducting a criminal investigation, to Corporate personnel with a legitimate need to know in order to carry out the investigation or as necessary to conduct a complete and fair investigation.  In addition, release of the identity of the complainant may be required pursuant to a subpoena or in other circumstances where the Corporation is required by law to release such information.

Directors who violate a provision of this Code are subject to such sanction as the Board of Directors shall impose. Notwithstanding the foregoing, the Corporation also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

FCFC - Policies & Procedures
Exhibit A

First Commonwealth Financial Corporation
Gift Written Approval Form

Name
Department:
Date Submitted:

Customer/Vendor/Individual who gave you the gift:

Customer/Vendor/Individual's affiliation with FCFC and Affiliates (Please define current or proposed relationships with Customer/Vendor/Individual):

Description of gift:

Value of gift:
Reason for acceptance of gift:

FCFC - Policies and Procedures

I hereby certify that the above information is correct to the best of my knowledge:

Signature of the Employee Receiving the Gift:

Date:

                                     Approved __________Denied____________

Comments, if applicable:

Signature of the Subsidiary (legal entity) CEO

Date: